Exhibit 99.1

FOR INFORMATION CONTACT:

Spencer Sias (650) 424-5782

spencer.sias@varian.com

Howard Goldman (801) 978-5274

howard.goldman@vareximaging.com

For Immediate Release:

VARIAN MEDICAL SYSTEMS ANNOUNCES DISTRIBUTION RATIO AND RECORD DATE FOR SEPARATION OF IMAGING COMPONENTS BUSINESS

PALO ALTO, Calif., January 10, 2017 – Varian Medical Systems (NYSE:VAR) today announced that its Board of Directors approved the previously announced separation of the company’s Imaging Components business. The separation is intended to be executed via a tax-free distribution to Varian stockholders of common stock in Varex Imaging Corporation, a new stand-alone public company that will hold the Imaging Components business. The distribution is expected to be completed on January 28, 2017, subject to the satisfaction or waiver of the conditions to the completion of the distribution described in the preliminary information statement filed as an exhibit to Varex’s Registration Statement on Form 10 filed with the U.S. Securities and Exchange Commission.

In the distribution, Varian stockholders would receive 0.4 share of Varex common stock for every one share of Varian common stock held as of January 20, 2017, the record date for the distribution. No fractional shares of Varex will be issued.

Beginning on or about January 20, 2017 and continuing up to the distribution date, it is expected that “when issued” trading will begin for Varex shares on the Nasdaq Global Select Market (“Nasdaq”) under the ticker symbol “VREXV”. Varex shares are expected to begin “regular way” trading on Monday, January 30, 2017 on Nasdaq under the ticker symbol “VREX”. Varian will continue to trade on the New York Stock Exchange under the ticker symbol “VAR”.

Also beginning on or about January 20, 2017 and continuing up to the distribution date, it is expected that there will be two markets in Varian common stock. Varian shares that trade in the “regular way” market under the ticker symbol “VAR” will trade with an entitlement to shares of Varex common stock to be distributed pursuant to the distribution; shares that trade in the “ex-distribution” market under the ticker symbol “VAR WI” will trade without an entitlement to shares of Varex common stock.

Varex Imaging

Varex Imaging will be a high-volume manufacturer of X-ray tubes, flat panel detectors and high-voltage connectors as well as a supplier of imaging software and specialized accelerators for high-energy x-ray imaging. It is expected to have annual revenues in excess of $600 million and approximately 1,400 employees around the world. Varex management will include Sunny Sanyal, current president of Varian’s Imaging Components business, as the chief executive officer, and Clarence Verhoef, current Varian Corporate Controller, as chief financial officer. Additional information on this business is available at www.vareximaging.com.

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Varian Announces Record Date for Distribution	Page 2

Varian Medical Systems

Upon completion of the separation, Varian will continue to operate its businesses in radiation oncology and proton therapy. These businesses provide hospitals, clinics and healthcare systems around the world with equipment, software and services for radiotherapy, radiosurgery, brachytherapy and proton therapy. Varian will have approximately $2.5 billion in annual revenues and about 6,400 employees around the globe. Additional information on Varian is available at www.varian.com

Transaction Details

No action is required by Varian stockholders in order to receive Varex shares in the distribution. Varian expects that the information statement regarding the distribution will be made available to all Varian stockholders entitled to receive Varex shares later in January. The information statement is an exhibit to the Registration Statement on Form 10 filed by Varex with the U.S. Securities and Exchange Commission, and describes Varex and its business, including details regarding the separation and distribution and certain risks of owning Varex shares of common stock.

The planned separation is subject to certain conditions, including effectiveness of a Registration Statement Form 10 that has been filed with the Securities and Exchange Commission, and receipt of an opinion of counsel regarding the U.S. federal income tax treatment of the separation and distribution, among other conditions. There can be no assurance regarding the ultimate timing of the distribution or that the distribution will be completed. J.P. Morgan Securities LLC and Wachtell, Lipton, Rosen & Katz are acting as the respective financial and legal advisors to Varian in connection with the distribution.

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Varian Medical Systems, Inc., of Palo Alto, California, is the world’s leading manufacturer of medical devices and software for treating cancer with radiotherapy, radiosurgery, proton therapy and brachytherapy. Varian is also a premier supplier of X-ray imaging components, including tubes, digital detectors, cables and connectors as well as image processing software and workstations for use in medical and industrial applications. Varian Medical Systems employs approximately 7,700 people who are located at manufacturing sites in North America, Europe, and China and sales and support offices around the world. For more information, visit http://www.varian.com or follow the company on Twitter.

Forward-Looking Statements

Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry or market outlook, including growth drivers; the company’s future orders, revenues, or earnings growth or other financial results; and any statements using the terms “anticipate,” “believe,” “expect,” “plan,” “should,” “will,” “prospects,” “estimated” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the ability to complete the planned distribution on the anticipated timing, or at all; global economic conditions; currency exchange rates and tax rates; the impact of the Affordable Health Care for America Act (including excise taxes on medical devices) and any further healthcare reforms (including changes to Medicare and Medicaid), and/or changes in second-party reimbursement levels; demand for and delays in delivery of the company’s products; the company’s ability to develop, commercialize and deploy new products; the company’s ability to meet Food and Drug Administration (FDA) and other regulatory requirements, regulations or procedures; changes in regulatory environments; the impact of reduced or limited demand by purchasers of certain X-ray products; challenges associated with commercializing the company’s particle therapy business; challenges to public tender awards and the loss of such awards or other orders; the effect of adverse publicity; the company’s reliance on sole or limited-source suppliers; the company’s ability to maintain or increase margins; the impact of competitive products and pricing; the company’s assessment of the goodwill associated with its particle therapy business; the potential loss of key distributors or key personnel; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.